Exhibit 99.1

Mesa Labs Reports Higher Quarterly Sales and Earnings

          LAKEWOOD, Colo., Feb. 13 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB) today reported higher sales and earnings for both its fiscal third quarter and nine months ended December 31, 2006.

          For the third quarter of fiscal 2007, net sales increased 49 percent to $4,095,000 from $2,741,000 in the same quarter last year.  Net income for the quarter increased 28 percent to $818,000 or $.25 per diluted share compared to $637,000 or $.21 per diluted share one year ago.

          For the first nine months of fiscal 2007, net sales increased 47 percent to $11,956,000 from $8,143,000 in the same period last year.  Net income for the first nine months increased 27 percent to $2,520,000 or $.78 per diluted share compared to $1,978,000 or $.64 per share one year ago.

          Both net sales and income were accelerated over the first nine months of the new fiscal year due to the acquisition of Raven Biological Laboratories, Inc., which was completed May 4, 2006.  While Raven’s biological indicator products added incremental sales during the quarter, sales of Mesa’s existing products also contributed to the gain, growing seven percent during the nine month period when compared to the same period last year.

          “The Raven acquisition continues to have a positive impact on Mesa’s financial performance as seen from this quarter’s 49% sales growth and 28% net profit growth over the comparable period last fiscal year,” said John Sullivan, President and Chief Operating Officer.  “The Raven product line is meeting, or exceeding all of the financial goals we established prior to the acquisition and we expect this performance to continue in the months ahead, as we capitalize on the synergies between it and the DataTrace product line.”

          “Our other core product line, Medical Meters, had an exceptionally strong quarter, driven by broad acceptance of Mesa’s new Dialysis Technician meter, the 90XL, and double-digit growth of the syringe meters used primarily by Nephrology Nurses,” continued John Sullivan.  “The dialysis clinic consolidations over the past year have benefited Mesa’s Medical product line, as the two large chains, and the new intermediate sized chains continue to standardize their operating procedures around Mesa’s meters and accessories.”

          During the second quarter of fiscal 2007, we expanded our direct sales effort for DataTrace product sales into the western half of the United States. Similar to our initial direct sales efforts in the eastern half of the U.S. last year, we expect some initial increase in selling cost, which we expect will be offset by expanding sales of DataTrace and Raven products as the fiscal year progresses.  Although we have been hampered by some initial turnover within this group, we now have four direct sales representatives focused on selling DataTrace and Raven products into the industrial sterilization market in the United States.

          During the first nine months of the fiscal year, the Company repurchased 15,327 shares of our common stock under a previously announced buyback plan for approximately $259,000.  Other cash expenditures during the first nine months of fiscal 2007 included the cash portion of our Raven acquisition which was approximately $3,500,000, and the acquisition of the Raven Labs facility in Omaha for approximately $1,400,000.  The Company’s purchase of the Omaha facility is expected to reduce Raven’s operating expenses by approximately $60,000 per year. Even with these cash outlays, the Company’s cash position remains strong, at $2,677,000.

          During the current quarter and nine month periods, the Company incurred significant non-cash expenses that adversely affected our reported net earnings.  These expenses included an expense for employee stock options of approximately $47,000 and $168,000 for the quarter and nine months ended December 31, 2006, respectively, which are now accounted for under newly adopted SFAS 123R.  This expense impacted our reported EPS by $.01 and $.03 per share after taxes are considered for the quarter and year-to-date periods. Excluding these stock option expenses, the Company’s net income for the quarter and nine month periods ended December 31, 2006 would have increased 33% in each period, over the comparable periods last fiscal year.

          Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

          This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2006 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL  SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended December 31		Nine Months Ended December 31

	2006	2005	2006	2005

Net Sales	$4,095,000	$2,741,000	$11,956,000	$8,143,000
Cost of Goods	1,633,000	1,046,000	4,427,000	2,948,000
Gross Profit	2,462,000	1,695,000	7,529,000	5,195,000
Operating Expense	1,202,000	773,000	3,675,000	2,313,000
Operating Income	1,260,000	922,000	3,854,000	2,882,000
Other (Income) & Expense	(36,000)	(50,000)	(104,000)	(136,000)
Earnings Before Taxes	1,296,000	972,000	3,958,000	3,018,000
Income Taxes	478,000	335,000	1,438,000	1,040,000
Net Income	$818,000	$637,000	$2,520,000	$1,978,000
Earnings Per Share (Basic)	$.26	$.22	$.80	$.66
Earnings Per Share (Diluted)	$.25	$.21	$.78	$.64
Average Shares (Basic)	3,177,000	2,952,000	3,156,000	3,001,000
Average Shares (Diluted)	3,273,000	3,033,000	3,232,000	3,073,000

BALANCE SHEETS   (Unaudited)

	Dec. 31 2006	March 31 2006

Cash and Short-term Investments	$2,677,000	$5,711,000
Other Current Assets	6,699,000	5,244,000
Total Current Assets	9,376,000	10,955,000
Property and Equipment	3,457,000	1,287,000
Other Assets	8,156,000	4,208,000
Total Assets	$20,989,000	$16,450,000
Liabilities	$1,325,000	$1,531,000
Stockholders’ Equity	19,664,000	14,919,000
Total Liabilities and Equity	$20,989,000	$16,450,000

SOURCE  Mesa Laboratories, Inc.
          -0-                                        02/13/2007
          /CONTACT:  Luke R. Schmieder, CEO - Chairman of the Board of Directors, or John J. Sullivan, President - COO, or Steven W. Peterson, VP Finance - CFO, all of Mesa Laboratories, Inc., +1-303-987-8000/
          /Web site:  http://www.mesalabs.com/
          (MLAB)